Exhibit 4.1.11

Second Supplemental Agreement to a Loan Agreement dated 17 October 2006 as amended by a First Supplemental Agreement dated 16 December 2008

Dated 12 September 2014

(1)	Samco Gamma Ltd.

(2)	Credit Agricole Corporate and Investment Bank (formerly known as Calyon)

Contents

Page

1	Definitions	1

2	The Lender's consent	2

3	Amendments to the Loan Agreement	2

4	Conditions precedent to Effective Date	5

5	Representations and warranties and undertakings	6

6	Security	7

7	Further assurance	7

8	Expenses	7

9	Miscellaneous provisions	7

10	Assignment and sub-participation and communications	8

11	Law and jurisdiction	8

Schedule	Effective Date Confirmation	10

Second Supplemental Agreement

Dated 12 September 2014

Between:

(1)
Samco Gamma Ltd. an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its registered office at Clifton House, 75 Fort Street, P O Box 1350, Grand Cayman KY1-1108, Cayman Islands (the "Borrower"); and

(2)
Credit Agricole Corporate and Investment Bank (formerly known as Calyon) a French "société anonyme" having a share capital of EUR7,254,575,271 and its registered office at 9, quai du President Paul Doumer, 92920, Paris La Defense Cedex, France and registered under the number siren 304187701 at the Registre du Commerce et des Sociétés of Nanterre, France acting as lender and swap provider (the "Lender"),

Supplemental to a loan agreement dated 17 October 2006 (the "Original Agreement") as amended by a first supplemental agreement dated 16 December 2008 (the "First Supplemental Agreement" and together with the Original Agreement, the "Loan Agreement") each made between (1) the Borrower and (2) the Lender.

Whereas

(A)
Pursuant to the Original Agreement the Lender made a loan available to the Borrower of up to forty nine million Dollars ($49,000,000) (the "Existing Loan") upon the terms and conditions contained therein.

(B)	Pursuant to the First Supplemental Agreement the Lender increased the amount of the Existing Loan by thirty one million one hundred thousand Dollars ($31,100,000) (the "New Loan").

(C)
Pursuant to a letter dated 2 June 2014 addressed by Samco Shiphoiding Pte. Ltd (the "New Corporate Guarantor") to the Lender, the New Corporate Guarantor requested the consent of the Lender to the proposed change of shareholding in the New Corporate Guarantor as a consequence of the intended acquisition of the New Corporate Guarantor's share capital by DHT Holdings, Inc. ("DHT").

(D)
The Lender is willing to give its consent to the change of shareholding referred to in Recital (C) as required pursuant to clause 9.1.9 of the Loan Agreement subject to and on the terms and conditions set forth in this Second Supplemental Agreement.

Now this Second Supplemental Agreement witnesses as follows:

1	Definitions

1.1	Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Second Supplemental Agreement unless otherwise defined or the context otherwise requires.

1.2	In this Second Supplemental Agreement the following words and expressions shall have the following meanings:

"Deed of Confirmation" means a deed of confirmation to be executed by the New Corporate Guarantor in favour of the Lender, in relation to the New Corporate Guarantee and the Manager's Undertaking executed by the New Corporate Guarantor.

"DHT Corporate Guarantee" means a guarantee and indemnity to be executed by DHT in favour of the Lender in form and substance satisfactory to the Lender.

"Effective Date" means the date on which the Lender confirms in writing (substantially in the form set out in the Schedule) to the Borrower that all of the conditions referred to in Clause 4.1 have been satisfied which confirmation the Lender shall be under no obligation to give if an Event of Default shall have occurred.

"New Transaction Documents" means together this Second Supplemental Agreement, the Second Mortgage Addendum, the Deed of Confirmation and the DHT Corporate Guarantee.

"Sale and Purchase Agreement" means the agreement made or to be made between DHT and certain shareholders setting out the terms and conditions under which DHT will acquire the share capital of the New Corporate Guarantor from those shareholders.

"Second Mortgage Addendum" means the second addendum to the Mortgage to be executed by the Borrower in favour of the Lender, in form and substance satisfactory to the Lender.

"Second Supplemental Agreement" means the agreement herein contained including the Schedule.

2	The Lender's consent

In reliance on each of the representations and warranties contained in this Second Supplemental Agreement and the Loan Agreement and subject always to the terms, covenants and conditions contained in the Loan Agreement and in this Second Supplemental Agreement, the Lender agrees to the change of shareholding in relation to the New Corporate Guarantor as detailed in Recital (C) with effect from the Effective Date.

3	Amendments to the Loan Agreement

3.1	With effect from the Effective Date, the Loan Agreement shall be read and construed as if:

3.1.1	the following definitions were inserted in clause 1.1 of the Loan Agreement in alphabetical order and all the definitions were renumbered accordingly:

""Deed of Confirmation" means a deed of confirmation executed by the New Corporate Guarantor in favour of the Lender in relation to the New Corporate Guarantee and the Manager's Undertaking executed by the New Corporate Guarantor.

"DHT" means DHT Holdings, Inc. a company incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

"DHT Corporate Guarantee" means a guarantee and indemnity executed by DHT in favour of the Lender in form and substance satisfactory to the Lender.

"New Transaction Documents" means together the Second Supplemental Agreement, the Second Mortgage Addendum, the Deed of Confirmation and the DHT Corporate Guarantee.

"Sale and Purchase Agreement" means the agreement made or to be made between DHT and certain shareholders setting out the terms and conditions under which DHT will acquire the share capital of the New Corporate Guarantor from those shareholders.

"Second Mortgage Addendum" means the second addendum to the Mortgage executed by the Borrower in favour of the Lender, in form and substance satisfactory to the Lender.

"Second Supplemental Agreement" means the agreement dated September 2014 between the Borrower and the Lender by which this Agreement was amended and supplemented.";

3.1.2	the definition of "Margin" (originally numbered clause 1.1.64 in the Original Agreement) was deleted and replaced by the following:

""Margin" means:

(a)	1.475% per annum when the Vessel is employed under an Acceptable Charter for the period from the relevant Acceptable Charter Delivery Date until the termination of such Acceptable Charter;

(b)	1.60% per annum for any period during which the Vessel is not employed under an Acceptable Charter as specified in (A) above; or

(c)
1.75% per annum whether or not the Vessel is employed under an Acceptable Charter for the period from the Deferral Option Date until the date on which all amounts of deferred Repayment Instalments are repaid where the Borrower exercises its option to defer certain Repayment Instalments pursuant to Clause 5.9.";

3.1.3	the following were added at the end of the definition of ''Mortgage" (originally numbered clause 1.1.70 in the Original Agreement) before the full stop:

"and as further amended by the Second Mortgage Addendum";

3.1.4	the definition of "Samco Group" (originally numbered clause 1.1.82 in the Original Agreement) was amended to read:

"means DHT and its subsidiaries.";

3.1.5
the definitions of "Post Delivery Security Documents" (originally numbered clause 1.1.72 in the Original Agreement) and "Security Documents" (originally numbered clause 1.1.84 in the Original Agreement) included the New Transaction Documents;

3.1.6	the definition of "Security Parties" (originally numbered clause 1.1.85 of the Original Agreement) included DHT;

3.1.7	the definition of "Screen Rate" (originally numbered clause 1.1.83 in the Original Agreement) was amended to read:

""Screen Rate" means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or the service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower."

3.1.8	the definition of "subsidiary" (originally numbered clause 1.1.89 in the Original Agreement) was amended to read as follows:

"means a subsidiary within the meaning of section 1159 of the Companies Act 2006.";

3.1.9
in clause 9.2.2 the reference to (1) "the New Corporate Guarantor" were deleted and replaced by ", the New Corporate Guarantor and DHT" and (ii) after the words "Singapore Financial Reporting Standards" the words "in the case of the New Corporate Guarantor and International Financial Reporting Standards in the case of  DHT" were inserted;

3.1.10	in clauses 9.2.3, 9.2.5, 9.2.7 and 9.2.8, all references to "the Corporate Guarantor" were deleted and replaced by "each of the New Corporate Guarantor and DHT";

3.1.11	in clause 9.2.3 the following were inserted after the words "and the Borrower's profit and liquidity": "and for the Lender to comply with its reporting requirements";

3.1.12
in clause 9.2.9 the first reference to the "New Corporate Guarantor" were deleted and replaced by "each of the New Corporate Guarantor and DHT" and the remaining references to the "New Corporate Guarantor" were deleted and replaced by "the New Corporate Guarantor or DHT (as the case may be)"; and

3.1.13	in clauses 11.2.9, 11.2.10 and 11.2.13 all references to "or the New Corporate Guarantor" were deleted and replaced by ", the New Corporate Guarantor or DHT".

4	Conditions precedent to Effective Date

4.1
The Borrower shall deliver or cause to be delivered to or to the order of the Lender, in form and substance satisfactory to the Lender, accompanied where necessary by translations into the English language, certified in a manner acceptable to the Lender and containing such legalisations and/or attestations as the Lender may require:

4.1.1
A certificate of each of (i) the Borrower and the New Corporate Guarantor confirming that the Certificate of Incorporation and Memorandum and Articles of Association or equivalent constituting documents of each of them remain unamended since last presented to the Lender and (ii) DHT certifying as true, complete, accurate and up to date its Certificate of Incorporation, Articles of Incorporation, By-Laws and other constituting documents, such certificate in each case signed by a duly authorised officer of the relevant Security Party in question.

4.1.2
A certified copy, certified by a director or the secretary of each of the Borrower, the New Corporate Guarantor and DHT as true, complete, accurate and neither amended nor revoked, of a resolution of the directors of the Borrower, the New Corporate Guarantor and DHT together, where appropriate, with waivers of notice of any directors' meetings, approving and authorising the execution of the New Transaction Documents to which it is a party, and of all matters incidental thereto or in connection therewith.

4.1.3	An official certificate of good standing of each of the Borrower, the New Corporate Guarantor and DHT.

4.1.4
The notarially attested Power of Attorney (if any) of the Borrower, the New Corporate Guarantor and DHT under which any documents are to be executed or transactions undertaken by the Borrower, the New Corporate Guarantor and/or DHT.

4.1.5	The New Transaction Documents duly executed and the registration of the Second Mortgage Addendum duly completed.

4.1.6
Confirmation satisfactory to the Lender that all legal opinions required by the Lender (i) in respect of the Borrower, relating to the laws of the Cayman Islands, (ii) in respect of DHT and the Second Mortgage Addendum, relating to the laws of the Marshall Islands, (iii) in respect of this Second Supplemental Agreement, the Deed of Confirmation and the DHT Corporate Guarantee relating to the laws of England and (iv) in respect of the New Corporate Guarantor relating to the laws of Singapore, will be given substantially in the form required by the Lender.

4.1.7
A certificate of ownership and encumbrance issued by the Marshall Islands Registrar of Ships confirming that the Vessel is owned by the Borrower free of registered Encumbrances, other than the Mortgage as amended by the Mortgage Addendum and the Second Mortgage Addendum.

4.1.8
Evidence that the acquisition of the New Corporate Guarantor's share capital by DHT pursuant to the Sale and Purchase Agreement is funded by DHT either (i) 100% through a new equity issue or (ii) through a mixture of a new equity issue and a convertible bond issue (being in an amount of up to 50% of the acquisition cost in the case of the convertible bond issue).

4.1.9
A certified true and complete copy of the Sale and Purchase Agreement providing for (i) the New Corporate Guarantor to continue to operate as a subsidiary of DHT for a minimum period of two years following the acquisition of its share capital by DHT and (ii) the personnel of the New Corporate Guarantor (including its management) to be offered continual employment for a minimum of three years.

4.1.10	Payment to the Lender of a waiver fee of three hundred thousand Dollars ($300,000).

4.1.11
Evidence that (i) Norose Notices Limited on behalf of the Borrower and the New Corporate Guarantor and (ii) Law Debenture Corporate Services Limited on behalf of DHT has accepted its appointment for service of process in each case under the relevant New Transaction Documents.

4.1.12
Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in relation to the New Transaction Documents and the Sale and Purchase Agreement

5	Representations and warranties and undertakings

5.1	The Borrower represents and warrants to the Lender that:

5.1.1
it has the power to enter into and perform the New Transaction Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of the New Transaction Documents to which it is a party and such transactions as contemplated therein and will duly perform and observe the terms thereof; and

5.1.2
the New Transaction Documents to which it is a party constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms save to the extent qualified in legal opinions delivered or to be delivered (as the case may be) to the Lender pursuant to Clause 4.1.6.

5.2
The Borrower shall (and shall procure that each of the New Corporate Guarantor and DHT shall) notify the Lender at any time if the Borrower, the New Corporate Guarantor or DHT provides to other lenders, financial institutions or banks to the Group more favourable covenants (being financial or otherwise) or additional security in connection with obtaining consent to the change of shareholding referred to in Recital (C), and if the Lender considers that such terms are more favourable than those contained in the Security Documents (including the New Transaction Documents), the Borrower shall promptly (and shall procure that each of the New Corporate Guarantor and DHT shall promptly) provide to the Lender such improved additional security or amended covenants (being financial or otherwise) on equivalent terms as required by the Lender.

6	Security

6.1
The definition of any term defined in any of the Security Documents including the Loan Agreement shall to the extent necessary be modified to reflect the amendments to the Loan Agreement made in or pursuant to this Second Supplemental Agreement.

6.2	All references in the Security Documents to the Loan Agreement howsoever defined shall be to the Loan Agreement as amended by this Second Supplemental Agreement.

7	Further assurance

The Borrower hereby covenants that from time to time at the request of the Lender it will execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as the Lender shall deem necessary or desirable in its absolute discretion for giving full effect to this Second Supplemental Agreement and for perfecting and protecting the value or of enforcing any rights or securities granted to the Lender under or pursuant to the Loan Agreement.

8	Expenses

The Borrower will, within fourteen (14) days of the Lender's written demand reimburse the Lender for all reasonable costs, charges and expenses (together with value added tax or any similar tax thereon and including the agreed fees and expenses of legal advisers) incurred by the Lender in connection with the negotiation preparation, printing, execution and registration of the New Transaction Documents and the completion of the transactions therein contemplated.

9	Miscellaneous provisions

9.1
This Second Supplemental Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

9.2
With effect from the Effective Date this Second Supplemental Agreement shall be construed with and shall constitute an instrument supplemental to the Loan Agreement. Save as otherwise provided herein and as hereby expressly varied and supplemented the Loan Agreement shall remain valid and binding and in full force and effect after the Effective Date.

9.3	If the Effective Date has not occurred on or before 31 October 2014, the Lender shall thereafter have no obligation of any kind whatsoever under this Second Supplemental Agreement.

9.4	The Loan Agreement, is in all respects confirmed and shall, as so amended with effect from the Effective Date by this Second Supplemental Agreement, remain in full force and effect.

9.5	Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Second Supplemental Agreement is enforceable by a person who is not a party to it.

10	Assignment and sub-participation and communications

The provisions of clauses 13 (Assignment and Sub-Participation) and 15 (Communications) of the Loan Agreement shall apply to this Second Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were to this Second Supplemental Agreement.

11	Law and jurisdiction

11.1	This Second Supplemental Agreement and any non-contractual obligations arising from or in connection with it shall be governed by and construed in accordance with English law.

11.2
The provisions of clauses 18.2 (Law and Jurisdiction) to 18.5 (Service of Process) of the Loan Agreement shall apply to this Second Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this Second Supplemental Agreement.

In witness whereof the parties hereto have caused this Second Supplemental Agreement to be duly executed on the day first above written.

Executed as a deed		/s/ Borzou Aram
by		signature
for and on behalf of Samco Gamma
Ltd.		Borzou Aram
in the presence of:		print name

signature of witness	/s/ Joan Blake

name	Joan Blake
print name of witness

address	253A Pasir Panjang Rd #04-08 Singapore 117422

Signed by		/s/ Sheila Obhrai
for and on behalf of Credit Agricole		signature
Corporate and Investment Bank
(formerly known as Calyon)		Sheila Obhrai (Attorney in fact)
in the presence of:		print name

signature of witness	/s/ Melsadie Copeland

name
print name of witness

address	Melsadie Copeland Paralegal Stephenson Harwood LLP 1 Finsbury Circus London EC2M 7SH

Schedule

Effective Date Confirmation

To:	Samco Gamma Ltd. c/o Samco Shipholding Pte. Ltd 20 Science Park Road #02-23/24 TeleTech Park Singapore

We, Credit Agricole Corporate and Investment Bank refer to the Second Supplemental Agreement dated                                                            2014 (the "Second Supplemental Agreement") relating to a secured loan agreement dated 17 October 2006 as amended and supplemented by a first supplemental agreement dated 16 December 2008 (together the "Loan Agreement") made between you as the Borrower and ourselves as the Lender.

We hereby confirm that all conditions precedent referred to in clause 4.1 of the Second Supplemental Agreement have been satisfied. In accordance with clauses 1.2 and 3 of the Second Supplemental Agreement the Effective Date (as defined in the Second Supplemental Agreement) is the date of this confirmation and the amendments to the Loan Agreement are now effective.

Dated	2014

Signed:
For and on behalf of
Credit Agricole Corporate and Investment Bank
(formerly known as Calyon)